Exhibit 21.1

SolarJuice Co., Ltd.

List of Subsidiaries

Subsidiaries of SolarJuice Co., Ltd.

Solar Juice Pty Ltd. was incorporated in New South Wales, Australia on September 18, 2009.

Solar Juice PPA Pty Ltd. was incorporated in New South Wales, Australia on August 25, 2024.

SolarJuice American Inc., was incorporated in Delaware on July 26 2019.

Solar4America Technology Inc. was incorporated in Delaware on January 29, 2021.

Solar4America Inc. incorporated in Delaware on January 29, 2021.

Roofs4America Inc. were both incorporated in Delaware on January 29, 2021.

Solar4America Franchise Inc. was incorporated in Delaware on May 3, 2021.

SolarJuice Distribution Inc. was incorporated in Delaware on May 7, 2021.

Solar4America Tech Sumter LLC was formed in Delaware on July 7, 2023.